Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces New Vice President of Engineering
PLANO, Texas — August 29, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today announced that Marc E. DeVinney has accepted the position of vice president of engineering.
Prior to joining Interphase, Mr. DeVinney spent 25 years with Alcatel, serving in various capacities. Most recently, Mr. DeVinney served as Director, Mobile Solutions Circuit Core for Alcatel in Paris, France. Mr. DeVinney holds both a bachelor’s degree and a master’s degree in electrical engineering from Southern Methodist University, Dallas, Texas.
“Marc has been recognized throughout his career for his contributions in reducing time-to-market, process quality and leadership,” said Gregory B. Kalush, president and chief executive officer of Interphase Corporation. “His technical education, telecom and engineering background, exceptional customer relationship skills, combined with his extensive experience leading global and cross-functional teams and excellent leadership abilities made him an outstanding choice for our company.”
Mr. DeVinney, who will assume his duties at the Company beginning August 31, 2007, replaces Felix V. Diaz, who announced his retirement as vice president of engineering and chief technology officer on August 27, 2007. Mr. Diaz will continue to work in an advisory capacity to assist in the transition through September 28, 2007. The company is currently conducting a search for a chief technology officer.
“Felix has been a major contributor to our company’s strategy over his tenure at the company and his dedication and commitment to Interphase and his team was a major force in our transition from an enterprise networking company to an embedded telecommunications company,” said Mr. Kalush. “His vision, tenacity and perseverance during some of our company’s most challenging times led to our positioning of Interphase for success in the telecommunications market over the next several years. We wish him the very best as he begins this next chapter of his life.”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Motorola Inc., Nortel Networks Ltd., Nokia-Siemens Networks and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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